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                                         EXHIBIT 11

                             OLD KENT FINANCIAL CORPORATION

                          PRIMARY EARNINGS PER SHARE CALCULATION

All periods have been adjusted to reflect 5% stock dividend paid in August, 1995


                                  Three Months Ended September      Nine Months Ended September
P R I M A R Y                        1 9 9 5       1 9 9 4             1 9 9 5       1 9 9 4
NET INCOME.........................$38,316,000   $36,955,000        $110,412,000   $106,700,000
Less: Preferred stock dividends....    -  0  -       -  0  -             -  0  -        -  0  -

INCOME FOR PRIMARY
 E.P.S. CALCULATION................$38,316,000   $36,955,000        $110,412,000   $106,700,000

Avg common shares outstanding...... 45,321,550    45,463,219          45,256,537     45,169,679
Common stock equivalents...........    349,195       279,047             337,978        259,823

SHARES FOR PRIMARY
 E.P.S. CALCULATION................ 45,670,745    45,742,266          45,594,516     45,429,502

PRIMARY E.P.S......................      $0.84         $0.81               $2.42          $2.35
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